                           OFFER TO PURCHASE FOR CASH
                   SERIES 19 BENEFICIAL ASSIGNEE CERTIFICATES
                                       OF
                    BOSTON CAPITAL TAX CREDIT FUND III L.P.
                                       AT
                               $7.00 NET PER BAC
                                       BY
                           VALLEY CREEK CAPITAL, LLC

               THE OFFER, WITHDRAWAL RIGHTS AND PRORATION PERIOD
             WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN DAYLIGHT TIME,
                 ON MAY 5, 1998, UNLESS THE OFFER IS EXTENDED.

    Valley Creek Capital, LLC, a Delaware limited liability company (the "Purchaser"), hereby offers to purchase up to 403,000 of the beneficial assignee certificates ("BACs") evidencing the beneficial interest of an assignee in the series 19 limited partnership interests of Boston Capital Tax Credit Fund III L.P., a Delaware limited partnership (the "Partnership"), at a purchase price of $7.00 per BAC, net to the seller in cash, without interest, less the amount of any cash distributions declared or paid, including any return of capital made in cash with respect to the BACs between March 1, 1998 and the Expiration Date (as hereinafter defined) (the "Purchase Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase (the "Offer to Purchase") and in the related Agreement of Transfer and Sale, as each may be supplemented or amended from time to time (which together constitute the "Offer"). The Purchase Price will be automatically reduced by $0.12 per BAC for each month (or part of a month) between May 31, 1998 and the date of transfer of the BACs after May 31, 1998 in recognition of the reduction of allowable tax credits to the Purchaser after May 31, 1998. The 403,000 BACs sought to be purchased pursuant to the Offer represent, to the best knowledge of the Purchaser, approximately 9.9% of the BACs outstanding as of the date of the Offer.

    THE OFFER TO PURCHASE IS NOT CONDITIONED UPON THE VALID TENDER OF ANY MINIMUM NUMBER OF BACS. IF MORE THAN 403,000 BACS ARE VALIDLY TENDERED AND NOT WITHDRAWN, THE PURCHASER WILL ACCEPT FOR PURCHASE UP TO 403,000 OF THE TENDERED BACS, ON A PRO RATA BASIS, SUBJECT TO THE TERMS AND CONDITIONS HEREIN, SEE "TENDER OFFER--SECTION 13. CERTAIN CONDITIONS OF THE OFFER."

    A HOLDER OF BACS ("BAC HOLDER") MAY TENDER ANY OR ALL BACS OWNED BY SUCH BAC HOLDER.

          FOR MORE INFORMATION OR FOR FURTHER ASSISTANCE PLEASE CALL:

                           Valley Creek Capital, LLC
                                 1-888-292-4264

                                                                   April 3, 1998

                                   IMPORTANT

    Any BAC Holder desiring to tender any or all of his/her BACs should complete and sign the Agreement of Transfer and Sale in accordance with the instructions in the Agreement of Transfer and Sale and mail or deliver a fully executed original of the Agreement of Transfer and Sale along with any other required documents to the Purchaser at the address set forth on the back cover of this Offer to Purchase, or request his/her broker, dealer, commercial bank, credit union, trust company or other nominee to effect the transaction on their behalf.

    QUESTIONS OR REQUESTS FOR ASSISTANCE OR ADDITIONAL COPIES OF THIS OFFER TO PURCHASE OR THE AGREEMENT OF TRANSFER AND SALE MAY BE DIRECTED TO MAVRICC MANAGEMENT SYSTEMS, INC. (THE "DEPOSITARY") BY CALLING THE TOLL-FREE INFORMATION
LINE: 1-888-292-4264.

                            ------------------------

    NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION OR ANY REPRESENTATION ON BEHALF OF THE PURCHASER OR TO PROVIDE ANY INFORMATION OTHER THAN AS CONTAINED HEREIN OR IN THE AGREEMENT OF TRANSFER AND SALE. NO SUCH RECOMMENDATION, INFORMATION OR REPRESENTATION MAY BE RELIED UPON AS HAVING BEEN AUTHORIZED.

                           [INTENTIONALLY LEFT BLANK]

                               TABLE OF CONTENTS

INTRODUCTION..............................................................     1

OFFER TO PURCHASE.........................................................     4

  Section 1. Terms of the Offer...........................................     4

  Section 2. Proration; Acceptance for Payment and Payment for BACs.......     4

  Section 3. Procedures for Tendering BACs................................     5
    Valid Tender..........................................................     5
    Backup Federal Income Tax Withholding.................................     5
    Tenders by Beneficial Holders.........................................     6
    Signature Guarantees..................................................     6
    Erisa.................................................................     6
    Appraisal Rights......................................................     6
    Other Requirements....................................................     6
    Determination of Validity; Rejection of BACs; Waiver of Defects; No
     Obligation to Give Notice of Defects.................................     7

  Section 4. Withdrawal Rights............................................     7

  Section 5. Extension of Tender Period; Termination; Amendment...........     8

  Section 6. Certain Tax Consequences.....................................     8

  Section 7. Purpose and Effects of the Offer.............................     8
    Purpose of the Offer..................................................     8
    Certain Restrictions on Transfer of BACs..............................     9
    Effect on Trading Market and Price Range of the BACs..................     9

  Section 8. Future Plans.................................................    10

  Section 9. Past Contacts and Negotiations With General Partner..........    10

  Section 10. Certain Information Concerning the Business of the
    Partnership and Related Matters.......................................    10

  Section 11. Certain Information Concerning the Purchaser................    14

  Section 12. Source of Funds.............................................    14

  Section 13. Certain Conditions of the Offer.............................    14

  Section 14. Certain Legal Matters and Required Regulatory Approvals.....    16
    General...............................................................    16
    Antitrust.............................................................    16
    State Takeover Laws...................................................    16

  Section 15. Fees and Expenses...........................................    17

  Section 16. Miscellaneous...............................................    17

SCHEDULE 1................................................................   S-1

To the Holders of Series 19 Beneficial Assignee Certificates of Boston Capital Tax Credit Fund III L. P.

                                  INTRODUCTION

    Valley Creek Capital, LLC, a Delaware limited liability company (the "Purchaser"), hereby offers to purchase up to 403,000 series 19 beneficial assignee certificates ("BACs") evidencing the beneficial interest of an assignee in the series 19 limited partnership interests of Boston Capital Tax Credit Fund III L.P., a Delaware limited partnership (the "Partnership" or the "Fund"), at a purchase price of $7.00 per BAC, net to the seller in cash, without interest, less the amount of any cash distributions declared or paid, including any cash return of capital, if any, (collectively hereinafter referred to as "Distributions") made or declared with respect to the BACs between March 1, 1998 and the Expiration Date (as hereinafter defined) (the "Purchase Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Agreement of Transfer and Sale (which together constitute the "Offer"). The Purchase Price will be automatically reduced by $0.12 per BAC for each month (or part of a month) between May 31, 1998 and the date of transfer of the BACs after May 31, 1998 in recognition of the reduction of allowable tax credits to the Purchaser after May 31, 1998. Holders of BACs ("BAC Holders") who tender their BACs will NOT be obligated to pay any Partnership transfer fees or commissions. The 403,000 BACs sought to be purchased pursuant to the Offer represent, to the best knowledge of the Purchaser, approximately 9.9% of the BACs outstanding as of the date of the Offer.

We encourage you to consider the following factors:

        BAC Holders who have a present or future need for tax credits and/or tax losses from the BACs may prefer to retain their BACs and not tender them pursuant to the Offer, or any other tender offer. BAC Holders who tender their BACs will be giving up the opportunity to participate in any future potential benefits represented by ownership of BACs, including, for example, the right to participate in any future distribution of cash or property, whether from operations, the proceeds of a sale of the Partnership's assets or in connection with any future liquidation of the Partnership. However, there is no guarantee of future results of the Partnership and investment in the Partnership.

        Although the Purchaser cannot predict the future value of the Partnership's assets on a per BAC basis, the Purchase Price could differ significantly from the net proceeds that would be recognized on a per BAC basis from the sale of the Partnership's assets or that may be realized upon a future liquidation of the Partnership

        The tax consequences of the Offer to a particular BAC Holder may be different from those of other BAC Holders and we urge you to consult your own tax advisors in connection with the Offer.

        BAC Holders should note that the most recent reported trading activity in the BACs occurred in September 1997. The selling price for BACs reported in the limited and sporadic secondary market during the two-month period ended September 30, 1997 was $9.36 encompassing one trade and 2000 BACs (as reported in the Partnership Spectrum, an industry publication). Such secondary market selling prices, however, do not take into account commissions charged by secondary market makers effectuating such sales which the Purchaser believes, based on a typical 1,000 BAC sales transaction, range from 5% to 8% of the sales proceeds (which would result in a reduction of the net proceeds to the seller of approximately $.47 to approximately $.75 per BAC). Additionally, because a BAC is less valuable with the passage of time since fewer Tax Credits remain, the Purchaser believes the price per BAC should be reduced by approximately $.12 for each passing month, or a total of approximately $.96 per BAC from September 30, 1997 to May 31, 1998.

        The Purchaser is making the Offer with a view towards making a profit. Accordingly, there may be a conflict between the desire of the Purchaser to acquire the BACs at a low price and the desire of the BAC Holders to sell the BACs at a high price. No independent person has been retained to evaluate or render any opinion with respect to the fairness of the $7.00 Purchase Price and no representation is made as to such fairness. Other measures of value may be relevant to a BAC Holder and all BAC Holders are urged to carefully consider all of the information contained in the Offer to Purchase and Agreement of Transfer and Sale and to consult with their own advisors (tax, financial or otherwise) in evaluating the terms of the Offer before deciding whether to tender their BACs.

BAC Holders may no longer wish to continue with their investment in the Partnership and might consider accepting the Offer for one or more of the following reasons:

        "There is no established trading market for the BACs and it is not anticipated that any public market will develop." (See the Partnership's Annual Report on Form 10-K for the fiscal year ended March 31, 1997). BAC Holders who desire resale liquidity may wish to consider the Offer. The Offer affords a significant number of BAC Holders with an opportunity to dispose of their BACs for cash, which otherwise might not be available to them. The Purchase Price is not intended to represent either the fair market value of a BAC or the fair market value of the tax credits and tax losses attributable to each BAC and the Partnership's assets on a per BAC basis. Although there are some limited resale mechanisms available to the BAC Holders wishing to sell their BACs, there is no formal or organized trading market for the BACs.

        Acceptance of the Offer will eliminate any future risk to the selling BAC Holder from recapture of tax credits received, since such risk will be borne by the Purchaser.

        The Offer may be attractive to certain BAC Holders who wish in the future to avoid the continued additional expense, delay and complication in filing income tax returns which result from the ownership of BACs.

        Generally, individuals may not be able to fully use passive tax losses since current tax laws restrict the use of such losses by individuals. For some BAC Holders, selling their BACs may permit the use of suspended passive losses against other forms of taxable income, providing additional tax benefits in the year of sale. We urge all BAC Holders to consult their tax advisors in connection with the Offer.

        The Offer provides BAC Holders with the opportunity to liquidate their BACs and to reinvest the proceeds in other investments should they desire to do so.

        The Offer will provide BAC Holders with an immediate opportunity to liquidate their investment in the Partnership without the usual transaction costs associated with secondary market sales or Partnership transfer fees.

        The Offer may be attractive for BAC Holders whose circumstances have changed such that anticipated future allocation tax credits and tax losses may no longer be beneficial to them.

        To date the Partnership has not made any distributions of cash to BAC Holders.

        General disenchantment with real estate investments and with long-term investments in limited partnerships because of, among other things, their illiquidity.

    If you wish to sell some or all of your BACs now, please read carefully the enclosed Offer to Purchase and the Agreement of Transfer and Sale. All you need to do is complete the Agreement of Transfer and Sale in accordance with the instructions provided therein, sign where indicated, have your signature Medallion Guaranteed and return it to the Purchaser, in the pre-addressed return envelope. If you desire to accept this Offer, please carefully follow the instructions on the Agreement of Transfer and Sale. Errors will delay and possibly prevent acceptance of your tender of the BACs.

    If, prior to the Expiration Date, the Purchaser increases the consideration offered to BAC Holders pursuant to the Offer, such increased consideration will be paid with respect to all BACs that are purchased pursuant to the Offer, whether or not such BACs were tendered prior to such increase in consideration.

    The Offer is being made by the Purchaser as a speculative investment based upon the belief that the BACs represent an attractive investment at the price offered based upon, in part, the expected remaining Low-Income Housing Tax Credits and tax losses. The purpose of the Offer is to allow the Purchaser to benefit from any one combination of the following: (i) any and all Low-Income Housing Tax Credits and tax losses attributable to such BACs; (ii) any cash distributions from Partnership operations in the ordinary course of business;
(iii) distributions, if any, of net proceeds from the liquidation of any properties after the Partnership has satisfied its liabilities; (iv) any cash from any redemption of the BACs by the Partnership; and (v) sale of the BACs.

    The Offer is not conditioned upon the valid tender of any minimum number of the BACs. If more than 403,000 BACs, are validly tendered and not withdrawn, the Purchaser will accept up to 403,000 of the tendered BACs for purchase on a pro rata basis, subject to the terms and conditions herein. See "Tender Offer--Section 13. Certain Conditions of the Offer." The Purchaser expressly reserves the right to terminate the Offer at anytime and to waive any or all of the conditions of the Offer, although the Purchaser does not presently intend to waive any such conditions.

    The Partnership is subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended ("Exchange Act"), and in accordance therewith is required to file reports and other information with the Securities and Exchange Commission ("Commission") relating to its business, financial condition and other matters. Such reports and other information may be inspected at the public reference facilities maintained by the Commission at room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and is available for inspection and copying at the regional offices of the Commission located in Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can also be obtained from the Public Reference Room of the Commission in Washington, D.C. at prescribed rates or from the Commission's Website at http://www.sec.gov.

    The Purchaser has filed with the Commission a Tender Offer Statement on
Schedule 14D-1 (including exhibits) pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, which provides certain additional information with respect to the Offer. Such Statements and any amendments thereto, including exhibits, may be inspected and copies may be obtained from the Commission in the manner specified above.

    According to publicly available information, there were 4,080,000 BACs issued and outstanding at March 31, 1997, held by approximately 2,526 BAC Holders. The Purchaser does not own any BACs.

    Information contained in this Offer to Purchase which relates to, or represents statements made by the Partnership or the General Partner, has been derived from information provided in reports and other information filed with the Commission by the Partnership and General Partner.

    BAC Holders are urged to read this Offer to Purchase and the accompanying Agreement of Transfer and Sale carefully before deciding whether to tender their BACs.

                               OFFER TO PURCHASE

    SECTION 1. TERMS OF THE OFFER. Upon the terms and subject to the conditions of the Offer, the Purchaser will accept for payment and pay for up to 403,000 BACs that are validly tendered on or prior to the Expiration Date and not withdrawn in accordance with Section 4 of this Offer to Purchase. The term "Expiration Date" shall mean 12:00 midnight, Eastern Time, on May 5, 1998, unless and until the Purchaser shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest date on which the Offer, as so extended by the Purchaser shall expire.

    Subject to any approval rights of the General Partner under the terms of the Partnership Agreement, the Purchaser reserves the right to transfer or assign, (in whole or in part from time to time), to one or more of the Purchaser's affiliates, the right to purchase all or any portion of the BACs tendered pursuant to the Offer. Any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer or prejudice the rights of tendering BAC Holders to receive payment for BACs validly tendered and accepted for payment pursuant to the Offer.

    The Offer is conditioned on satisfaction of certain conditions. See "Tender Offer--Section 13. Certain Conditions of the Offer," which sets forth in full the conditions of the Offer. The Purchaser reserves the right (but shall not be obligated), for any reason, or for no reason, to waive any or all of such conditions or to terminate the offer at any time. If any or all of such conditions have not been satisfied or waived by the Expiration Date, the Purchaser reserves the right (but shall not be obligated) to (i) decline to purchase any of the BACs tendered, (ii) terminate the Offer and return all tendered BACs to tendering BAC Holders, (iii) waive all the unsatisfied conditions and, subject to complying with applicable rules and regulations of the Commission, purchase all BACs validly tendered, (iv) extend the Offer and, subject to the right of BAC Holders to withdraw BACs until the Expiration Date, retain the BACs that have been tendered during the period or periods for which the Offer is extended or (v) to otherwise amend the Offer.

    The Offer to Purchase and the related Agreement of Transfer and Sale are being mailed at the Purchaser's expense to BAC Holders or beneficial owners of BACs (in case of Individual Retirement Accounts (IRA) and qualified plans).

    SECTION 2. PRORATION; ACCEPTANCE FOR PAYMENT AND PAYMENT FOR BACS. If not more than 403,000 BACs are validly tendered and not properly withdrawn prior to the Expiration Date the Purchaser, upon the terms and subject to the conditions of the Offer, will accept for payment all such BACs so tendered.

    If more than 403,000 BACs are validly tendered and not properly withdrawn on or prior to the Expiration Date, the Purchaser, upon the terms and subject to the conditions of the Offer, will accept for payment 403,000 BACs so tendered, on a pro rata basis with appropriate adjustments to avoid tenders of fractional BACs and purchases that would violate transfer restrictions contained in the Partnership's Agreement of Limited Partnership.

    In the event that proration is required, because of the difficulty of immediately determining the precise number of BACs to be accepted, the Purchaser will announce the final results of proration as soon as practicable, but in no event later than five to ten business days following the Expiration Date. Subject to the Purchaser's obligations under Rule 14e-1(c) under the Exchange Act to pay BAC Holders the Purchase Price in respect of BACs tendered or to return those BACs promptly after termination or withdrawal of the Offer, the Purchaser will not pay for any BACs tendered until after the final proration results have been determined.

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Purchaser will accept for payment, and will pay for, BACs validly tendered and not withdrawn in accordance with Section 4 below, as promptly as practicable following the Expiration Date. The Partnership has orally advised the Purchaser (See "Section 9. Past Contacts and Negotiations with the General Partner") that it will approve for transfer any BACs purchased by the Purchaser within five to ten business days after receipt of properly completed transfer documents by the Partnership. Upon written notification by the Partnership that the BACs purchased by the Purchaser have been approved for transfer to it, the Purchaser will pay for the BACs. In all cases, payment for BACs purchased pursuant to the Offer will be made only after the Expiration Date and timely receipt by the Purchaser of a properly completed and duly executed Agreement of Transfer and Sale and any other documents required by the Agreement of Transfer and Sale.

    For purposes of the Offer, the Purchaser shall be deemed to have accepted for payment (and thereby purchased) tendered BACs when, as and if the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such BACs pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for BACs purchased pursuant to the Offer will in all cases be made by the deposit of the Purchase Price with the Depositary who will act as agent for the purpose of receiving payment from the Purchaser and transmitting payment to the tendering BAC Holders. The Purchase Price will be automatically reduced by $0.12 per BAC for each month (or part of a month) between May 31, 1998 and the date of transfer of the BACs after May 31, 1998 in recognition of the reduction of allowable tax credits to the Purchaser after May 31, 1998. Under no circumstances will interest be paid on the Purchase Price for any BAC by reason of any delay in making such payment.

    If any tendered BACs are not purchased for any reason, the Agreement of Transfer and Sale with respect to such BACs not purchased will be of no force or effect. If, for any reason whatsoever, acceptance for payment of, or payment for, any BACs tendered pursuant to the Offer is delayed, then, without prejudice to the Purchaser's rights under Section 13 (but subject to compliance with Rule 14e-1(c) under the Exchange Act), the Purchaser may retain tendered BACs, subject to any limitations of applicable law, and such BACs may not be withdrawn except to the extent that the tendering BAC Holders are entitled to withdrawal rights as described in Section 4.

    If, prior to the Expiration Date, the Purchaser shall increase the consideration offered to BAC Holders pursuant to the Offer, such increased consideration shall be paid for all BACs accepted for payment pursuant to the Offer, whether or not such BACs were tendered prior to such increase.

    The Purchaser reserves the right to transfer or assign, at any time and from time to time, in whole or in part, to one or more affiliates or direct or indirect subsidiaries of the Purchaser, the right to purchase BACs tendered pursuant to the Offer, but no such transfer or assignment will relieve the Purchaser of its obligations under the Offer or prejudice the rights of tendering BAC Holders to receive payment for BACs validly tendered and accepted for payment pursuant to the Offer.

    SECTION 3.  PROCEDURES FOR TENDERING BACS.

    VALID TENDER. For BACs to be validly tendered pursuant to the Offer, a properly completed and duly executed Agreement of Transfer and Sale must be received by the Purchaser at its address set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date. A BAC Holder may tender any or all BACs owned by such BAC Holder.

    In order for a tendering BAC Holder to participate in the Offer, BACs must be validly tendered and not withdrawn prior to the Expiration Date, which is 12:00 midnight, Eastern Time, on May 5, 1998.

    Although the Purchaser has included a pre-addressed envelope with this Offer for the convenience of BAC Holders, the method of delivery of the Agreement of Transfer and Sale is at the option and sole risk of the tendering BAC Holder, and the delivery will be deemed made only when actually received by the Purchaser. If delivery is by mail, registered mail with return receipt requested is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

    BACKUP FEDERAL INCOME TAX WITHHOLDING. To prevent the possible application of backup federal income tax withholding with respect to payment of the Purchase Price for BACs purchased pursuant to the Offer, a tendering BAC Holder must verify such BAC Holder's correct taxpayer identification number or social security number, as applicable, and make certain certifications that the BAC Holder is not subject to backup federal income tax withholding.

    The BAC Holder is required to certify in the Agreement of Transfer and Sale, under penalties of perjury, that (i) the tax identification number shown on the Agreement of Transfer and Sale is the BAC Holder's correct Taxpayer Identification Number; and (ii) the BAC Holder is not subject to backup withholding either because the BAC Holder has not been notified by the Internal Revenue Service (the "IRS") that the BAC Holder is subject to backup withholding as a result of failure to report all interest or dividends, or the IRS has notified the BAC Holder that the BAC Holder is no longer subject to backup withholding.

    The BAC Holder is also required to certify in the Agreement of Transfer and Sale, under penalties of perjury, that the BAC Holder, if an individual, is not a nonresident alien for purposes of U.S. income taxation, and if not an individual, is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations). The BAC Holder understands that this certification may be disclosed to the IRS by the Purchaser and that any false statements contained herein could be punished by fine, imprisonment, or both.

    TENDERS BY BENEFICIAL HOLDERS. Tenders of BACs made by beneficial holders of BACs will be deemed an instruction to brokers, dealers, commercial banks, trust companies, custodian and similar persons or entities whose names, or the names of whose nominees, appear as the registered owner of such BACs, to tender such BACs on behalf of such beneficial holder. A tender of BACs can only be made by the registered owner of such BACs.

    SIGNATURE GUARANTEES. The signature(s) on the Agreement of Transfer and Sale must be Medallion guaranteed by a commercial bank, savings bank, credit union, savings and loan association or trust company having an office, branch or agency in the United States, a brokerage firm that is a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., as provided in the Agreement of Transfer and Sale.

    ERISA. By executing the Agreement of Transfer and Sale, a tendering Shareholder represents that either (a) the tendering BAC Holder is not a plan subject to Title 1 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code"), or an entity deemed to hold "plan assets" within the meaning of 29 C.F.R. Section 2510-3-101 of any such plan; or (b) the tender and acceptance of BACs pursuant to the Offer will not result in a nonexempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

    APPRAISAL RIGHTS. BAC Holders will not have any appraisal or dissenter's rights with respect to or in connection with the Offer.

    OTHER REQUIREMENTS. By executing and delivering the Agreement of Transfer and Sale, a tendering BAC Holder irrevocably appoints the Purchaser and/or designees of the Purchaser and each of them as such BAC Holder's proxies, with full power of substitution, in the manner set forth in this Agreement of Transfer and Sale.

    By executing and delivering the Agreement of Transfer and Sale, a tendering BAC Holder also irrevocably assigns to the Purchaser and its assigns all of the right, title and interest, free and clear of all liens and encumbrances of any kind, of such BAC Holder in the Partnership with respect to the BACs tendered and purchased pursuant to the Offer, including, without limitation, such BAC Holder's right, title and interest in and to any and all Distributions made by the Partnership between March 1, 1998 and the Expiration Date in respect of the BACs tendered by such BAC Holder and accepted for payment by the Purchaser, regardless of the fact that the record date for any such Distribution may be a date prior to March 1, 1998. The Purchaser will seek to be admitted to the Partnership as an Assignee and/or a substitute limited partner upon consummation of the purchase of BAC Holder's BACs pursuant to the

Offer and it is the intention of the BAC Holder that upon consummation of the purchase of BAC Holder's BACs pursuant to the Offer that the Purchaser succeed to the BAC Holder's interest as an assignee and/or a substitute limited partner of the Partnership in such BAC Holder's place.

    By executing an Agreement of Transfer and Sale as set forth above, a tendering BAC Holder also agrees that notwithstanding any provisions of the Partnership's Partnership Agreement which provide that any transfer is not effective until a date subsequent to the date of any transfer of BACs under the Offer, the Purchase Price shall be reduced by any Distributions with respect to the BACs between March 1, 1998, and the Expiration Date.

    DETERMINATION OF VALIDITY; REJECTION OF BACS; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS. All questions as to the form of documents and validity, eligibility (including time of receipt) and acceptance for payment of any tender of BACs will be determined by the Purchaser, in its sole discretion, which determination will be final and binding on all parties. The Purchaser reserves the absolute right to reject any or all tenders determined by it not to be in proper form or the acceptance of or payment for which may, in the opinion of the Purchaser or Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in any tender of BACs of any particular BAC Holder whether or not similar defects or irregularities are waived in the case of other BAC Holders.

    The Purchaser's interpretation of the terms and conditions of the Offer (including the Agreement of Transfer and Sale and the instructions thereto) will be final and binding. No tender of BACs will be deemed to have been validly made until all defects and irregularities with respect to such tender have been cured or waived. Neither the Purchaser nor any of its affiliates or assigns, if any, or any other person will be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

    The Purchaser's acceptance for payment of BACs tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering BAC Holder and the Purchaser upon the terms and subject to the conditions of the Offer.

    SECTION 4. WITHDRAWAL RIGHTS. Except as otherwise provided in this Section 4, tenders of BACs made pursuant to the Offer are irrevocable. BACs tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless previously accepted for payment as provided herein, may also be withdrawn at any time after June 3, 1998 (or such later date as may apply in case the Offer is extended).

    If, for any reason whatsoever, acceptance for payment of any BACs tendered pursuant to the Offer is delayed, or the Purchaser is unable to accept for payment or pay for BACs tendered pursuant to the Offer, then, without prejudice to the Purchaser's rights set forth herein, the Purchaser may retain tendered BACs and such BACs may not be withdrawn, except to the extent that the tendering BAC Holder is entitled to and duly exercises withdrawal rights as described in this Section 4. Any such delay will be by an extension of the Offer to the extent required by law.

    In order for a withdrawal to be effective, a written notice of withdrawal must be timely received by the Depositary at its address set forth on the last page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the BACs to be withdrawn, with the signature of such person Medallion guaranteed in the same manner as the signature in the Agreement of Transfer and Sale, the number of BACs to be withdrawn, and (if the Agreement of Transfer and Sale has been delivered) the name of the BAC Holder as set forth in the Agreement of Transfer and Sale. Withdrawals of BACs may not be rescinded. Any BACs properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be retendered at any subsequent time prior to the Expiration Date by following any of the procedures described in Section 3.

    All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding. Neither the Purchaser nor any of its affiliates or assigns, if any, or any other person will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

    SECTION 5. EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENT. The Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, (i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any BACs by giving oral or written notice of such extension, (ii) to terminate the Offer at any time from any or no reason and not accept for payment any BACs not theretofore accepted for payment or paid for, by giving oral or written notice of such termination. (iii) upon the failure to satisfy any of the conditions specified in Section 13, to delay the acceptance for payment of, or payment for, any BACs not heretofore accepted for payment or paid for, by giving oral or written notice of such termination or delay, and (iv) to amend the Offer in any respect (including, without limitation, by increasing or decreasing the consideration offered or the number of BACs being sought in the Offer or both) by giving oral or written notice of such amendment. Any extension, termination or amendment will be followed as promptly as practicable by public announcement, the announcement in the case of an extension to be issued no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirement of Rule 14e-1(d) under the Exchange Act.

    If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, the Purchaser will extend the Offer to the extent required by Rules 14d-4(c) and 14d-6(d) under the Exchange Act. The minimum period during which an offer must remain open following a material change in the terms of the offer or of information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the change in the terms or information. With respect to a change in price or a change in percentage of securities sought (other than an increase of not more than 2% of the securities sought), however, a minimum ten business day period is generally required to allow for adequate dissemination to security holders and for investor response. As used in this Offer, "business day" means any day other than a Saturday, Sunday or a federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

    SECTION 6.  CERTAIN TAX CONSEQUENCES.

    BAC HOLDERS SHOULD CONSULT THEIR RESPECTIVE TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO EACH SUCH BAC HOLDER OF SELLING BACS PURSUANT TO THE OFFER.

    SECTION 7.  PURPOSE AND EFFECTS OF THE OFFER.

    PURPOSE OF THE OFFER. THE Purchaser is making the Offer for investment purposes only (See Section 8--"Future Plans") with a view towards making a profit. The Purchaser's intent is to acquire the BACs at a discount to the value that the Purchaser might ultimately realize from owning the BACs. No independent person has been retained to evaluate or render any opinion with respect to the fairness of the $7.00 Purchase Price and no representation is made as to such fairness.

    The Offer is being made by the Purchaser as a speculative investment based upon the belief that the BACs represent an attractive investment at the price offered based upon, in part, the expected remaining Low-Income Housing Tax Credits and tax losses. The purpose of the Offer is to allow the Purchaser to benefit from any one combination of the following: (i) any and all Low-Income Housing Tax Credits and tax losses attributable to such BACs; (ii) any cash distributions from Partnership operations in the ordinary course of business;
(iii) distributions, if any, of net proceeds from the liquidation of any properties after the

Partnership has satisfied its liabilities; (iv) any cash from any redemption of the BACs by the Partnership; and (v) sale of the BACs.

    The Purchaser established the Purchase Price based on its independent analysis of the Partnership, its assets, i.e., the Partnership's interest in the local partnerships which owns real estate and the value of the real estate, the tax benefits of owning the BACs and the financial condition of the Partnership. The Purchaser derived the Purchase Price from its analysis of financial and other information contained in publicly-available information in the Partnership's Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q filed with the Commission, which describe the Partnership's business and assets.

    Other measures of value may be relevant to a BAC Holder and all BAC Holders are urged to carefully consider all of the information contained in the Offer to Purchase and Agreement of Transfer and Sale and to consult with their own advisors (tax, financial or otherwise) in evaluating the terms of the Offer before deciding whether to tender BACs. The Offer is being made as a speculative investment by the Purchaser based on its belief that there is inherent underlying value in the assets of the local partnership in which the Partnership has an interest.

    CERTAIN RESTRICTIONS ON TRANSFER OF BACS. The Partnership Agreement restricts transfers of BACs if a transfer, when considered with all other transfers during the same applicable twelve month period, would cause a termination of the Partnership for federal or applicable state income tax purposes (which termination may occur when 50% or more of the BACs are transferred in a twelve month period) or to prevent a termination of the Partnership for federal income tax purposes, which is deemed harmful to the BAC Holders. These provisions may limit sales of BACs on the secondary market and in private transactions for the twelve-month period following completion of the Offer. The Partnership may not process any requests for recognition of substitution of BAC Holders upon a transfer of BACs during such twelve-month period which the General Partner believes may cause a tax termination in contravention of the Partnership's Agreement of Limited Partnership. In determining the number of BACs for which the Offer is made (representing approximately 9.9% of the outstanding BACs), the Purchaser took these restrictions into account and has conditioned the Offer on not violating such restriction. See "Tender Offer--Section 13. Certain Conditions of the Offer." The Purchaser has been orally advised by the Partnership that the Partnership will approve for transfer any BACs the Purchaser purchased as a result of the Offer within five to ten business days after receipt of properly executed transfer documents (see "Section 9. Past Contacts and Negotiations with General Partner"). The foregoing are hereafter referred to as the "Transfer Restrictions."

    EFFECT ON TRADING MARKET AND PRICE RANGE OF THE BACS. If a substantial number of BACs are purchased pursuant to the Offer, the result will be a reduction in the number of BAC Holders. In the case of certain kinds of equity securities, a reduction in the number of security-holders might be expected to result in a reduction in the liquidity and volume of activity in the trading market for the security. In this case, however, there is a limited trading market for the BACs and, therefore, the Purchaser does not believe a reduction in the number of BAC Holders will materially further restrict the BAC Holders' ability to find purchasers for their BACs.

    The Partnership disclosed in the its Annual Report on Form 10-K for the year ended March 31, 1997. "There is no established trading market for the BACs and it is not anticipated that any public market will develop."

    The BACs are registered under Section 12(g) of the Exchange Act, which means, among other things, that the Partnership is required to file periodic reports with the Commission and to comply with the Commission's proxy rules. The Purchaser does not expect or intend that consummation of the Offer will cause the BACs to cease to be registered under Section 12(g) of the Exchange Act. Currently, there are approximately 2,526 BAC Holders. If the BACs were to be held by fewer than 300 persons, the Partnership could apply to de-register the BACs under the Exchange Act. Because the BACs are widely held, however, the Purchaser expects that even if it purchases the maximum number of BACs in the Offer, after that purchase the BACs will be held of record by substantially more than 300 persons.

    Partnership Spectrum, a national industry publication covering real estate limited partnerships and real estate investment trusts reported that during the period May 1997 through September 1997 nine trades at an average price of $8.84 per BAC, encompassing 16,800 BACs took place. Such secondary market selling prices, however, do not take into account commissions charged by secondary market makers effectuating such sales which the Purchaser believes, based on a typical 1,000 BAC sales transaction, range from 5% to 8% of the sales proceeds. Additionally, because a BAC is less valuable with the passage of time since fewer Tax Credits remain, the Purchaser believes the price per BAC should be reduced by approximately $.12 for each passing month.

    SECTION 8. FUTURE PLANS. The Purchaser is acquiring the BACs pursuant to the Offer for investment purposes only, does not intend to make any effort to change current management or operations of the Partnership and has no current plans for any extraordinary transactions involving the Partnership. However, the Purchaser and its affiliates may acquire additional BACs through private purchases, one or more future tender offers or by any other means deemed advisable. Such future purchases will also be for investment purposes only, may be at prices higher or lower than the Purchase Price.

    SECTION 9.  PAST CONTACTS AND NEGOTIATIONS WITH GENERAL PARTNER.

    On March 30, 1998, a representative of the Purchaser contacted by telephone a representative of the Partnership's General Partner and notified the Partnership that the Purchaser would commence a tender offer during the week of March 30, 1998. No discussion was held between the representatives as to the amount of BACs to be tendered for or the Purchase Price of the BACs. A discussion took place regarding the mechanics of the Offer, i.e., printing, mailing and the transfer of purchased BACs to Purchaser.

    On March 31, 1998, the same representative of Purchaser and the Partnership had an additional telephone conversation wherein the mechanics of the Offer were further discussed. In that discussion the Partnership stated to the Purchaser that the Partnership would approve the transfer of the purchased BACs to the Purchaser five to ten business days after receipt of properly executed transfer documents. Additionally, in the March 31, 1998 discussion, Purchaser requested three specific business records, pro forma K-1s for 1996 and 1997, a schedule of remaining tax credits available and a list of "watch properties," i.e., properties with potential problems and also requested that the transfer fee of $150 per BAC Holder be waived.

    On April 1, 1998, the Partnership responded to the Purchaser's requests by declining to waive the transfer fee, by referring the Purchaser to the Partnership's Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q for the information regarding "watch properties" and by referring the Purchaser to the Partnership's original prospectus for the information regarding tax credits. The Partnership will forward the pro-forma K-1s to the Purchaser.

    SECTION 10. CERTAIN INFORMATION CONCERNING THE BUSINESS OF THE PARTNERSHIP AND RELATED MATTERS.

    The following information was extracted from the Partnership's Annual Report on Form 10-K for the year ended March 31, 1997 and the Quarterly Reports on Form 10-Q for the nine-month periods ended December 31, 1997 and December 31, 1996 (collectively the "Reports"), which Reports were filed with the Commission. The Purchaser did not prepare any of the information contained in such reports and extracted in this Offer and the Purchaser makes no representation as to the accuracy or completeness of such information.

    The Fund was formed on September 19, 1991 to invest as a limited partner in other limited partnerships (the "Operating Partnerships") each of which will own or lease and will operate apartment complexes exclusively or partially for low- and moderate-income tenants. Each Operating Partnership in which the Fund will invest will own apartment complexes which are completed, newly-constructed, under construction or rehabilitation, or to be constructed or rehabilitated and which are expected to receive Government Assistance. Each apartment complex is expected to qualify for the low-income housing tax credit under Section 42 of the Internal Revenue Code (the "Code") (the "Federal Housing Tax Credit"), thereby providing tax benefits over a period of ten to twelve years in the form of tax credits which investors may use to offset income, subject to certain strict limitations, from other sources. Certain apartment complexes may also qualify for the historic rehabilitation tax credit under Section 48 of the Code (the "Rehabilitation Tax Credit"). Section 236(f)(ii) of the National Housing Act, as amended, in Section 101 of the Housing and Urban Development Act of 1965, as amended, each provide for the making by HUD of rent supplement payments to low income tenants in properties which receive other forms of federal assistance such as Tax Credits. The payments for each tenant, which are made directly to the owner of their property, generally are in such amounts as to enable the tenant to pay rent equal to 30% the adjusted family income. Some of the apartment complexes in which the Partnership has invested are receiving such rent supplements from HUD. HUD has been in the process of converting rent supplement assistance to assistance paid not to the owner of the apartment complex, but directly to the individuals. At this time, the Partnership is unable to predict whether Congress will continue rent supplement programs payable directly to owners of the apartment complex.

    The BACs were issued as five series: series 15, series 16, series 17, series 18 and series 19.

    The business objective of the Fund is to:

    (1) provide current tax benefits to investors in the form of Federal Housing Tax Credits and in limited instances, a small amount of Rehabilitation Tax Credits, which an Investor may apply, subject to certain strict limitations, against the investor's federal income tax liability from active portfolio and passive income;

    (2) provide tax benefits in the form of passive losses which an Investor may apply to offset his/her passive income (if any); and

    (3) preserve and protect the Fund's capital and provide capital appreciation and cash distributions through increases in value of the Fund's investment and to the extent applicable, equity building through periodic payments on the mortgage indebtedness with respect to the Apartment Complexes.

    Series 19 of the Fund has acquired a Limited Partnership interest in 26 Operating Partnerships, identified in the table set forth below. In each instance the apartment complex owned by the applicable Operating Partnership is eligible for Federal Housing Tax Credits. Occupancy of a unit in each apartment complex which initially complied with the Minimum Net Aside Test (i.e., occupancy by tenants with incomes equal to no more than a certain percentage of area median income) and the Rent Restriction Test (i.e., gross rent charged tenants does not exceed 30% of the applicable income standards) is referred to hereinafter as "Qualified Occupancy."

                     PROPERTY PROFILE AS OF MARCH 31, 1997

                                                        MORTGAGE                           QUALIFIED
                                                       BALANCE AS               CONST.     OCCUPANCY   CAP CON PAID
   PROPERTY NAME          LOCATION          UNITS     OF 12/31/96   ACQ. DATE    COMP.      3/31/97    THRU 3/31/97
--------------------  -----------------     -----     ------------  ---------  ---------  -----------  ------------
Callaway              Holt's Summit,             48   $  1,320,544       6/94      12/94         100%  $  1,181,010
Villa                 MO

Carrollton            Carrollton,                48      1,315,865       6/94       3/95         100%     1,121,758
Villa                 MO

Clarke                Newport,                   56      2,561,998      12/94      12/94         100%     1,153,719
School                RI

Coopers               Irving,                    93      3,682,888       6/96      12/95         100%     1,716,000
Crossing              TX

Delaware              Ankeny,                   152      3,749,681       8/94       3/95         100%     3,337,884
Crossing              IA
Apartments

Garden Gate           Fort Worth,               240      5,882,264       2/94       4/95         100%     3,526,605
Apartments            TX

Garden Gate           Plano,                    240      7,379,150       2/94       5/95         100%     3,116,064
Apartments            TX

Hebbronville          Hebbronville,              20        522,191      12/93       4/94         100%        82,592
Senior                TX

Jefferson             Denver,                    64      2,568,896       5/94       8/95         100%     1,705,351
Square                CO

Jenny Lynn            Morgantown,                24        808,393       1/94       9/94         100%       182,800
Apts.                 KY

Lone Star             Lone Star,                 24        617,540      12/93       5/94         100%       138,740
Senior                TX

Mansura               Mansura,                   32        970,372       5/94       8/95         100%       227,910
Villa II              LA
Apartments

Maplewood             Union City,               110      3,573,147       4/94       7/95         100%     1,194,911
Park Apts.            GA

Martindale            Martindale,                24        687,611      12/93       1/94         100%       154,790
Apts.                 TX

Munford               Munford,                   24        766,822      10/93       4/94         100%       165,800
Village               AL

Northpoint            Kansas City,              158      4,788,505       7/94       6/95         100%     2,076,401
Commons               MO

Poplar                Madison,                   16        654,071      12/93      10/94         100%       124,704
Ridge Apts.           VA

Prospect              Hollister,                 30      1,747,061       3/95       5/95         100%       499,104
Villa III             CA
Apartments

Sahale                Elizabethtown,             24        863,752       1/94       6/94         100%       238,600
Heights               KY
Apts.

Seville               Forest Village,            24        666,962       3/94       3/78         100%        47,780
Apartments            OH

                                                        MORTGAGE                           QUALIFIED
                                                       BALANCE AS               CONST.     OCCUPANCY   CAP CON PAID
   PROPERTY NAME          LOCATION          UNITS     OF 12/31/96   ACQ. DATE    COMP.      3/31/97    THRU 3/31/97
--------------------  -----------------     -----     ------------  ---------  ---------  -----------  ------------
Sherwood              Rainsville,                24        783,096      10/93       4/94         100%       162,500
Knoll                 AL

Summerset             Swainsboro,                30        942,924       1/94      11/95         100%       223,029
Apartments            GA

Tanglewood            Lawrenceville,            130      4,282,021      11/93      12/94         100%     3,020,840
Apartments            GA

Village               Independence,              24        860,855       6/94      12/94         100%       190,471
North I               KS

Vistas at             Largo, MD                 110      3,316,561      12/93       1/95         100%     2,833,420
Lake Largo

Wedgewood Lane        Cedar City,                24      1,004,645       6/94       9/94         100%       262,800
Apartments            UT

    The following financial information was extracted from the Reports.

                                                                  FISCAL YEAR ENDED MARCH 31
                                                                 ----------------------------
                                                                     1997           1996
                                                                 -------------  -------------
Operations
  Interest and Other Income....................................  $     221,224  $     490,352
  Share of Losses From Operating Limited
    Partnerships...............................................  $  (2,861,140) $  (1,858,752)
  Net Loss.....................................................  $  (3,218,799) $  (1,969,550)
  Net Loss Per BAC.............................................  $       (0.78) $       (0.48)
Balance Sheet
  Total Assets.................................................  $  30,203,322  $  37,657,121
  Total Liabilities............................................  $   1,524,092  $   5,749,915
  Partners Equity..............................................  $  28,679,230  $  31,907,206
Other Data
  Tax Credit per BAC for Tax Years Ended December 31, 1996 and
    1995, Respectively.........................................  $        1.24  $        1.00

                                                                  NINE MONTHS ENDED DECEMBER
                                                                              31
                                                                 ----------------------------
                                                                     1997           1996
                                                                 -------------  -------------
                                                                         (UNAUDITED)
Operations
  Interest and Other Income....................................  $      18,635  $     172,680
  Share of Losses of Operating Partnership.....................  $  (1,703,105) $  (1,495,945)
                                                                 -------------  -------------
  Net Loss.....................................................  $  (1,973,413) $  (1,760,583)
  Net Loss Per BAC.............................................  $       (0.48) $       (0.43)
Balance Sheet
  Total Assets.................................................  $  28,390,796  $  31,750,730
  Total Liabilities............................................  $   1,684,979  $   1,604,107
  Partners Equity..............................................  $  26,705,817  $  30,146,623

    DISTRIBUTIONS: The Partnership has not made any distributions to the BAC Holders since its formation.

    SECTION 11. CERTAIN INFORMATION CONCERNING THE PURCHASER. The Purchaser is a Delaware limited liability company which was organized for the purpose of making passive investments and acquiring the BACs pursuant to the Offer. The Manager of the Purchaser is Global Capital Management, Inc., a Delaware corporation ("GCM"), which is controlled by its three officers and directors, Richard J. Emmerich, John D. Brandenborg and Michael J. Frey. GCM is also the general partner of and exercises sole control over the limited partnership which is a member of the Purchaser and which owns all of the interests of the Purchaser. GCM is engaged in business to make innovative non-traditional investments in financial instruments. The Purchaser's and GCM's principal executive offices are at 601 Carlson Parkway, Suite 200, Minnetonka, Minnesota 55305.

    For certain information concerning the executive officers and directors of GCM, see Schedule 1 to this Offer to Purchase.

    Except as otherwise set forth herein, (i) neither the Purchaser nor, to the best knowledge of the Purchaser, any of the persons listed on Schedule 1 or any affiliate of the Purchaser beneficially owns or has a right to acquire any BACs,
(ii) neither the Purchaser nor, to the best knowledge of the Purchaser, any of the persons listed on Schedule 1 or any affiliate of the Purchaser or any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the BACs, (iii) neither the Purchaser nor, to the best knowledge of the Purchaser, any of the persons listed on Schedule 1 or any affiliate of the Purchaser has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Partnership, including but not limited to, contracts, arrangements, understandings or relationships concerning the transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations, (iv) there have been no transactions or business relationships which would be required to be disclosed under the rules and regulations of the Commission between the Purchaser, or, to the best knowledge of the Purchaser, any of the persons listed on Schedule 1 or any affiliate of the Purchaser, on the one hand, and the Partnership or affiliates, on the other hand, and (v) there have been no contracts, negotiations or transactions between the Purchaser or to the best knowledge of the Purchaser, any of the persons listed on Schedule 1 or any affiliate of the Purchaser, on the one hand, and the Partnership or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election or removal of any general partner or a sale or other transfer of a material amount of assets.

    SECTION 12. SOURCE OF FUNDS. The Purchaser expects that approximately $2,821,000 (exclusive of fees and expenses) will be required to purchase 403,000 BACs (approximately 9.9% of the 4,080,000 BACs outstanding), if tendered. The Purchaser will obtain all of those funds from its working capital. However, the Purchaser may seek to obtain financing to facilitate the purchase of the BACs. If the Purchaser determines to obtain financing for the purchase of the BACs, Purchaser will amend this Offer to disclose such financing to the BAC Holders.

    SECTION 13. CERTAIN CONDITIONS OF THE OFFER. Notwithstanding any other provisions of the Offer, the Purchaser will not be required to accept for payment or, subject to any applicable rules or regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered BACs promptly after the expiration or termination of the Offer), to pay for any BACs tendered, and may postpone the acceptance for payment or, subject to the restriction referred to above, payment for any BACs tendered, and may amend or terminate the Offer if (i) the Purchaser shall not have confirmed to its reasonable satisfaction that, upon purchase of the BACs pursuant to the Offer, the Purchaser will have full rights to ownership as to all such BACs, the Purchaser will become a registered owner on the books and records of the Partnership, (ii) the Purchaser shall not have confirmed to its reasonable satisfaction that, upon the purchase of the BACs pursuant to the Offer, the Transfer Restrictions will have been satisfied, or (iii) all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, necessary for the consummation of the purchase contemplated by the Offer shall not have been filed, occurred or been obtained. Furthermore, notwithstanding any other term of the Offer, the Purchaser will not be required to accept for payment or pay for any BACs not theretofore accepted for payment or paid for and may terminate or amend the Offer as to such BACs if, at any time on or after the date of the Offer and before the Expiration Date any of the following conditions exist:

    (a) the acceptance by the Purchaser of BACs tendered and not withdrawn pursuant to the Offer or the transfer of such BACs to the Purchaser violates restrictions in the Partnership Agreement which prohibit any transfer of BACs which would cause a termination of the Partnership or would cause the Partnership to be taxed as a "publicly traded partnership" under the Internal Revenue Code;

    (b) there shall have been threatened, instituted or pending any action or proceeding before any court or governmental agency or other regulatory or administrative agency or commission or by any other person, challenging the acquisition of any BACs pursuant to the Offer or otherwise directly or indirectly relating to the Offer, or otherwise, in the judgment of the Purchaser, adversely affecting the Purchaser or the Partnership;

    (c) any statute, rule or regulation shall have been proposed, enacted, promulgated or deemed applicable to the Offer, or any action or order shall have been proposed, entered into or taken, by any government, governmental agency, or other regulatory or administrative agency or authority, which, in the judgment of the Purchaser, might (i) result in a delay in the ability of the Purchaser or render the Purchaser unable, to purchase or pay for some or all of the tendered BACs, (ii) make such purchase or payment illegal, or (iii) otherwise adversely affect the Purchaser or the Partnership;

    (d) any change shall have occurred or be threatened in the business, financial condition, results of operations, tax status or prospects of the Partnership which, in the judgment of the Purchaser, is or may be adverse to the Partnership, or the Purchaser shall have become aware of any facts which, in the judgment of the Purchaser, have or may have adverse significance with respect to the value of the BACs;

    (e) there shall have occurred (i) any general suspension of, or limitation on prices for or trading in, securities in the over-the-counter market or on the New York Stock Exchange, Inc., (ii) a declaration of a banking moratorium or any suspension of payment in respect of banks in the United States or any limitation by federal or state authorities on the extension of credit by lending institutions or (iii) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States; or, in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

    (f) a tender or exchange offer for some or all of the BACs is made, or publicly proposed to be made or amended, by another person;

    (g) the Partnership shall have (i) issued, or authorized or proposed the issuance of, any partnership interests of any class, or any securities convertible into, or rights, warrants or options to acquire, any such interests or other convertible securities, (ii) issued or authorized or proposed the issuance of any other securities, in respect of, in lieu of, or in substitution for, all or any of the presently outstanding BACs, (iii) declared or paid any distribution, OTHER THAN IN CASH, on any of its partnership interests, (iv) authorized, proposed or announced its intention to propose any merger, consolidation or business combination transaction, acquisition of assets, disposition of assets or material change in its capitalization, or any comparable event not in the ordinary course of business, or (v) proposed or effected any amendment to the Partnership's Agreement of Limited Partnership;

    (h) the failure to occur of any necessary approval or authorization by any Federal or state authorities necessary to consummation of the Purchaser of all or any part of the BACs to be acquired hereby, which in the sole judgment of the Purchaser in any such case, and regardless of the circumstances (including any action of the Purchaser) giving rise thereto, makes it inadvisable to proceed with such purchase or payment; or

    (i) the Purchaser or any of its affiliates and the Partnership shall have agreed that the Purchaser shall amend or terminate the Offer or postpone the payment for the BACs pursuant thereto.

    The foregoing conditions are for the sole benefit of the Purchaser and its affiliates and may be asserted by the Purchaser regardless of the circumstances (including, without limitation, any action or inaction by the Purchaser or any of its affiliates) giving rise to such condition, or may be waived by the Purchaser, in whole or in part, from time to time in its sole discretion. The failure by the Purchaser at any time to exercise the foregoing rights will not be deemed a waiver of such rights, which rights will be deemed to be ongoing and may be asserted at any time and from time to time. Any determination by the Purchaser concerning the events described in this Section 13 will be final and binding upon all parties.

    SECTION 14.  CERTAIN LEGAL MATTERS AND REQUIRED REGULATORY APPROVALS.

    GENERAL. Except as set forth in this Offer to Purchase, based on its review of publicly available filings by the Partnership with the Commission and other publicly available information regarding the Partnership, the Purchaser is not aware of any licenses or regulatory permits that would be material to the business of the Partnership, taken as a whole, and that might be adversely affected by the Purchaser's acquisition of BACs as contemplated herein, or any filings, approvals or other actions by or with any domestic, foreign or governmental authority or administrative or regulatory agency that would be required prior to the acquisition of BACs by the Purchaser pursuant to the Offer as contemplated herein. Should any such approval or other action be required, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the Partnership's business, or that certain parts of the Partnership's or the Purchaser's business might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval. The Purchaser's obligation to purchase and pay for BACs is subject to certain conditions. See "Offer to Purchase-- Section 13. Certain Conditions of the Offer."

    ANTITRUST. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules and regulations that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated until certain information and documentary material has been furnished for review by the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The Purchaser does not currently believe any filing is required under the HSR Act with respect to its acquisition of BACs contemplated by the offer.

    Based upon an examination of publicly available information relating to the business in which the Partnership is engaged, the Purchaser believes that the acquisition of BACs pursuant to the Offer would not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made, or, if such challenge is made, what the result will be.

    STATE TAKEOVER LAWS. The Purchaser has not attempted to comply with any state takeover statutes in connection with the Offer. The Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer and nothing in the Offer, nor any action taken in connection herewith, is intended as a waiver of that right. In the event that any state takeover statute is found applicable to the Offer, the Purchaser might be unable to accept for payment or purchase BACs tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, the Purchaser may not be obligated to accept for purchase, or pay for, any BACs tendered.

    SECTION 15. FEES AND EXPENSES. The Purchaser will pay all expenses of the Offer, including the fees and expenses of MAVRICC Management Systems, Inc., the Depositary. The Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of BACs pursuant to the Offer. Brokers, and prior approval of the Purchaser dealers, commercial banks and trust companies and other nominees, if any, will, upon request and prior approval of the Purchaser, be reimbursed by the Purchaser for customary clerical and mailing expenses incurred by them in forwarding materials to their customers.

    SECTION 16. MISCELLANEOUS. THE OFFER IS NOT BEING MADE TO (NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF) BAC HOLDERS IN ANY JURISDICTION IN WHICH THE MAKING OF THE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION. THE PURCHASER IS NOT AWARE OF ANY JURISDICTION WITHIN THE UNITED STATES IN WHICH THE MAKING OF THE OFFER OR THE ACCEPTANCE THEREOF WOULD BE ILLEGAL.

    In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Purchaser will engage one or more registered brokers or dealers that are licensed under the laws of such jurisdiction to make the Offer. The Purchaser has filed with the Commission the
Schedule 14D-1, together with exhibits, pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain information with respect to the Offer, and may file amendments thereto. Such Schedule 14D-1 and any amendments thereto, including exhibits, may be examined and copies may be obtained from the Commission as set forth above in "Introduction."

    No person has been authorized to give any information or to make any representation on behalf of the Purchaser not contained in this Offer to Purchase or in the Agreement of Transfer and Sale and, if given or made, any such information or representation must not be relied upon as having been authorized. Neither the delivery of the Offer to Purchase nor any purchase pursuant to the Offer shall, under any circumstances, create any implication that there has been no change in the affairs of the Purchaser or the Partnership since the date as of which information is furnished or the date of this Offer to Purchase.

                                          Valley Creek Capital, LLC

                                                                   April 3, 1998

                                   SCHEDULE 1

                    INFORMATION REGARDING THE DIRECTORS AND
             EXECUTIVE OFFICERS OF GLOBAL CAPITAL MANAGEMENT, INC.

    Set forth in the table below are the names of the directors and executive officers of Global Capital Management, Inc. and their present principal occupations and five (5) year employment histories. Each individual is a citizen of the United States and the business address of each person is 601 Carlson Parkway, Suite 200, Minnetonka, Minnesota 55305.

                                                       PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND
NAME                                                            FIVE-YEAR EMPLOYMENT HISTORY
------------------------------------------  ---------------------------------------------------------------------
Richard J. Emmerich.......................  Richard J. Emmerich has been the President and a Director of Global
                                            Capital Management Inc. ("GCM") from August 1988 to present. From
                                            1976 to 1988, Mr. Emmerich was employed by Cargill, Inc. in acquisitions research and international trading and processing activities. Mr. Emmerich served as President of Cargill Financial
                                            Services Corporation at his departure in 1988. Mr. Emmerich has a
                                            Masters of Business Administration Degree from Stanford University and a Bachelor of Arts Degree from Northwestern University.

John D. Brandenborg.......................  John D. Brandenborg has been a Vice President, Treasurer and a
                                            Director of GCM from August 1988 to present. Mr. Brandenborg was employed by Cargill, Inc. from 1978 to 1988 and was involved in trading of domestic and foreign equity and fixed income instruments.
                                            Mr. Brandenborg served as a Vice President of Cargill Financial
                                            Services Corporation at his departure in 1988. Mr. Brandenborg has a
                                            Bachelor of Science Degree in Accounting from the University of
                                            Denver.

Michael J. Frey...........................  Michael J. Frey has been Secretary, Vice President and a Director of
                                            GCM from 1988 to present. From 1979 to 1988, Mr. Frey was employed by
                                            Cargill, Inc. and traded and supervised trading of domestic and foreign equity and fixed income instruments. At his departure in
                                            1988, Mr. Frey served as Assistant Vice President of Cargill
                                            Financial Services Corporation. Mr. Frey has a Bachelor of Science
                                            Degree in Business Administration from the University of Minnesota.

                                            GCM is the general partner of EBF & Associates Limited Partnership which is engaged in business to make innovative non-traditional investments in financial instruments.

    Any questions or requests for assistance or for delivery of additional copies of this Offer to Purchase or the Agreement of Transfer and Sale may be directed to the Depositary at the telephone number and address set forth below.

                                          Mavricc Management Systems, Inc.
                                          Post Office Box 7090
                                          Troy, Michigan 48007-7090
                                          Tele: 1-888-292-4264